Exhibit 3.3

STATEMENT OF DESIGNATION

OF THE

5.00% SERIES A CUMULATIVE CONVERTIBLE

PERPETUAL PREFERRED STOCK

(Par Value $0.01 Per Share)

OF

C3IS INC.

C3IS INC., a corporation organized and existing under the Business Corporations Act (the “BCA”) of the Marshall Islands (the “Company”), in accordance with the provisions of Section 35 thereof, does hereby certify that: The Board of Directors of the Company has adopted the following resolution creating a series of Preferred Stock (this and other capitalized terms shall have the same meaning as in the Articles of Incorporation, unless otherwise specified in this Statement of Designation (the “Statement of Designation”) or unless the context otherwise requires) of the Company designated as “Series A Cumulative Convertible Perpetual Preferred Stock.”

RESOLVED, that a series of Preferred Stock, par value $0.01 per share, of the Company be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or special rights and qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1. Designation and Amount.

The shares of such series of preferred stock created hereby shall be designated the “5.00% Series A Cumulative Convertible Perpetual Preferred Stock”, par value $0.01 per share (the “Series A Preferred Stock”). The authorized number of shares of Series A Preferred Stock shall initially be [600,000], which number the Board of Directors may from time to time increase or decrease (but not below the number then outstanding). Series A Preferred Stock that are repurchased, converted or otherwise acquired by the Company shall be canceled and shall revert to the status of authorized but unissued preferred shares of the Company, undesignated as to series.

Section 2. Liquidation.

(a) Liquidation Event. Upon the occurrence of any Liquidation Event, Holders of outstanding shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Company or proceeds thereof legally available for distribution to shareholders of the Company, (i) after satisfaction of all liabilities, if any, to creditors of the Company, (ii) after all applicable distributions of such assets or proceeds being made to or set aside for the holders of any Senior Stock then outstanding in respect of distributions upon a Liquidation Event, (iii) concurrently with any applicable distributions of such assets or proceeds being made to or set aside for holders of any Parity Stock then outstanding in respect of distributions upon a Liquidation Event and (iv) before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other classes or series of Junior Stock as to such distribution, a liquidating distribution or payment in full redemption of such Series A Preferred Stock in an amount equal to the Series A Liquidation Preference. For purposes of clarity, upon the occurrence of any Liquidation Event, (x) the holders of then outstanding Senior Stock shall be entitled to receive the applicable Liquidation Preference on such Senior Stock before any distribution shall be made to the Holders of the Series A Preferred Stock or any Parity Stock and (y) the Holders of outstanding Series A Preferred Stock shall be entitled to the Series A Liquidation Preference per share in cash concurrently with any distribution made to the holders of Parity Stock and before any distribution shall be made to the holders of Common Stock or any other Junior Stock. Holders of Series A Preferred Stock shall not be entitled to any other amounts from the Company , in their capacity as Holders of such shares, after they have received the Series A Liquidation Preference. The payment of the Series A Liquidation Preference shall be a payment in redemption of the Series A Preferred Stock such that, from and after payment of the full Series A Liquidation Preference, any such Series A Preferred Share shall thereafter be cancelled and no longer be outstanding.

(b) Partial Payment. If, in the event of any distribution or payment described in Section 2(a) above where the Company’s assets available for distribution to holders of the outstanding Series A Preferred Stock and any Parity Stock are insufficient to satisfy the applicable Liquidation Preference for such Series A Preferred Stock and Parity Stock, the Company’s then remaining assets or proceeds thereof legally available for distribution to shareholders of the Company shall be distributed among the Series A Preferred Stock and such Parity Stock, as applicable, ratably on the basis of their relative aggregate Liquidation Preferences. To the extent that the Holders of Series A Preferred Stock receive a partial payment of their Series A Liquidation Preference, such partial payment shall reduce the Series A Liquidation Preference of their Series A Preferred Stock, but only to the extent of such amount paid.

(c) Residual Distributions. After payment of the applicable Liquidation Preference to the holders of the outstanding shares of Series A Preferred Stock and any Parity Stock, the Company’s remaining assets and funds shall be distributed among the holders of the Common Stock and any other Junior Stock then outstanding according to their respective rights and preferences.

Section 3. Dividends.

(a) General. Dividends on each share of Series A Preferred Stock shall be cumulative and shall accrue at the Dividend Rate from the Original Issue Date (or, for any subsequently issued and newly outstanding stock, from the Dividend Payment Date immediately preceding the issuance date of such stock) until such time as such share is converted in accordance with Section 5 below, whether or not such dividends shall have been declared, and whether or not there are profits, surplus, or other funds legally available for the payment of dividends. Holders of Series A Preferred Stock shall be entitled to receive dividends from time to time out of any assets of the Company legally available for the payment of dividends at the Dividend Rate per share, when, as, and if declared by the Board of Directors. Dividends, to the extent declared to be paid by the Company in accordance with this Statement of Designation, shall be paid quarterly on each Dividend Payment Date. Dividends shall accumulate in each Dividend Period from and including the preceding Dividend Payment Date or the initial issue date, as the case may be, to but excluding the applicable next Dividend Payment Date for such Dividend Period. If any Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared dividends shall be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends on the Series A Preferred Stock shall be payable based on a 360-day year consisting of twelve 30-day months. The Dividend Rate is not subject to adjustment. Holders of Series A Preferred Stock shall be entitled to receive cumulative quarterly dividends payable in cash or, at the election of the Company, in Stock Dividend Shares, on each Dividend Payment Date, commencing on the first Dividend Payment Date after the first issuance of a share of Series A Preferred Stock, in either a cash amount per share equal to the Dividend Rate per share (the “Dividend Amount”) or, at the election of the Company, in an amount of Stock Dividend Shares for each outstanding share of Series A Preferred Stock equal to the Dividend Amount divided by the Fair Market Value (the “Stock Dividend Share Amount”).

(b) Payment and Priorities of Dividends. Not later than 5:00 p.m., New York City time, on each Dividend Payment Date, the Company shall pay those dividends, if any, on the Series A Preferred Stock that shall have been declared by the Board of Directors to the Holders of record of such shares as such Holders’ names appear on the stock transfer books of the Company maintained by the Registrar and Transfer Agent on the applicable record date (the “Record Date”), being the Business Day immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date shall be such date as may be designated by the Board of Directors in accordance with the Company’s Bylaws and this Statement of Designation. No dividend shall be declared or paid or set apart for payment on any Junior Stock (other than a dividend payable solely in shares of Junior Stock) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all outstanding shares of Series A Preferred Stock and any Parity Stock for all prior and the then-ending Dividend Periods.

In the event that full cumulative dividends on the Series A Preferred Stock and any Parity Stock shall not have been paid or declared and set apart for payment, the Company shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series A Preferred Stock or Parity Stock except pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Stock and any Parity Stock. The Company shall not be permitted to redeem, repurchase or otherwise acquire any Common Stock or any other Junior Stock unless full cumulative dividends on the Series A Preferred Stock and any Parity Stock for all prior and the then-ending Dividend Periods shall have been paid or declared and set apart for payment.

Accumulated dividends in arrears for any past Dividend Period may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a Dividend Payment Date, to Holders of the Series A Preferred Stock on the record date for such payment, which may not be more than 60 days, nor less than 5 days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series A Preferred Stock and any Parity Stock shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated dividends in arrears on the Series A Preferred Stock and any such Parity Stock shall be made in order of their respective Dividend Payment Dates, commencing with the earliest. If less than all dividends payable with respect to all Series A Preferred Stock and any Parity Stock are paid, any partial payment shall be made pro rata with respect to the Series A Preferred Stock and any Parity Stock entitled to a dividend payment at such time in proportion to the aggregate dividend amounts remaining due in respect of such shares at such time. Holders of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment which may be in arrears on the Series A Preferred Stock. Dividends shall be paid by check mailed to the registered address of the Holder, unless, in any particular case, the Company elects to pay by wire transfer.

Section 4. Voting Rights.

(a) General. The Series A Preferred Stock shall have no voting rights except as set forth in this Section 4 or as otherwise provided for by the BCA.

(b) Voting Rights. Each share of Series A Preferred Stock shall entitle the holder to the number of votes equal to the number of shares of Common Stock into which the share of Series A Preferred Stock is then convertible multiplied by thirty (30) on all matters submitted to a vote of the stockholders of the Company; provided however, that no holder of Series A Preferred Stock may exercise voting rights pursuant to Series A Preferred Stock that would result in the aggregate voting power of any beneficial owner of such shares and its affiliates (whether pursuant to ownership of Series A Preferred Stock, Common Stock or otherwise) to exceed 49.99% of the total number of votes eligible to be cast on any matter submitted to a vote of stockholders of the Company. For purposes of this Section 4(a), a holder of Series A Preferred Stock shall include each “beneficial owner” of such share of Series A Preferred Stock, as determined in accordance with Section 13d-3 of the Securities Exchange Act of 1934, as amended, together with any person or entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such beneficial owner.

(c) Other Voting Rights.

(1) Unless the Company shall have received the affirmative vote or consent of the Holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting as a single class, the Company may not (i) adopt any amendment to the Articles of Incorporation, including this Statement of Designations, that adversely alters the preferences, powers or rights of the Series A Preferred Stock, (ii) effect, or enter into any agreement to effect, a Change of Control or sale of all or substantially all of the Company’s consolidated assets; or (iii) modify or change the nature of the business of the Company or its subsidiaries.

(2) Unless the Company shall have received the affirmative vote or consent of the Holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting as a single class together with holders of any other Parity Stock upon which like voting rights have been conferred and are exercisable, the Company may not (x) issue any Parity Stock if the cumulative dividends payable on outstanding Series A Preferred Stock are in arrears or (y) or create or issue any Senior Stock.

(d) Voting Power. For any matter described in this Section 4 in which the Holders of the Series A Preferred Stock are entitled to vote as a class (whether separately or together with the holders of any Parity Stock), such Holders shall be entitled to one vote per Series A Preferred Share. Any shares of Series A Preferred Stock held by the Company or any of its subsidiaries shall not be entitled to vote and shall not be deemed outstanding for purposes of determining the number of shares of Series A Preferred Stock entitled to vote.

(e) No Vote or Consent in Other Cases. No vote or consent of Holders of Series A Preferred Stock shall be required for (i) the creation or incurrence of any indebtedness, (ii) the authorization or issuance of any Common Stock or other Junior Stock or (iii) except as expressly provided in paragraph (c)(2) above, the authorization or issuance of any Preferred Stock of the Company.

(f) Vote or Consent in Connection with Tender Offer. Any affirmative vote or consent may be obtained in connection with a tender offer.

Section 5. Conversion Rights.

The holders of the Series A Preferred Stock shall have the following rights with respect to the conversion of such shares of Series A Preferred Stock into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion Right of the Holders. Subject to the terms and conditions of this Section 5 (including the conversion procedures set forth below), at any time and from time to time on or after the date that is the date ninety (90) days following the Original Issuance Date (the “Series A Conversion Period”), each holder of Series A Preferred Stock may elect to convert, in whole or in part, its Series A Preferred Stock into shares of Common Stock (the “Optional Conversion Right”) at a rate equal to the Series A Liquidation Preference divided by the Conversion Price.

(b) Adjustments to Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

(1) Upon Capital Reorganization or Reclassification. If the shares of Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a reorganization, merger, or consolidation or sale provided for elsewhere in this Section 5(b), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted, as the case may be, immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(2) Upon Reclassification, Merger or Sale of Assets. If, at any time or from time to time, there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Section 5(b) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s properties and assets to any other person, then, as a part of such reorganization, merger, or consolidation or sale, provision shall be made so that holders of Series A Preferred Stock, as the case may be, shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger, consolidation or sale, to which such holder would have been entitled if such holder had converted its Series A Preferred Stock immediately prior to such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(b) with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 5(b), including adjustment of the Conversion Price then in effect for the Series A Preferred Stock and the number of shares issuable upon conversion of the Series A Preferred Stock shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(3) Upon Stock Dividend, Subdivision, Split or Combination. If the Company shall, at any time or from time to time, pay a stock dividend or otherwise makes a distribution or distributions on its shares of Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, or effect a subdivision or split of the outstanding Common Shares, the Conversion Price in effect immediately before such stock dividend or distribution, subdivision or split shall be proportionately decreased and, conversely, if the Company shall, at any time or from time to time, effect a combination (including by means of a reverse stock split) of the outstanding shares of Common Stock, the Conversion Price in effect immediately before such combination shall be proportionately increased. Any adjustment under this Section 5(b)(3) shall become effective at the close of business on the effective date of the applicable stock dividend or distribution, subdivision, split or combination.

(4) Certain Dilutive Stock Sales. In the event that the Company shall, at any time or from time to time, in a Registered Offering sell its Common Stock or Convertible Securities (in each case, other than Excluded Shares) for Aggregate Consideration per share of Common Stock that is less than the Conversion Price then in effect, the Conversion Price shall be reduced (but not increased) to an amount equal to the Aggregate Consideration per share of Common Stock paid in such Registered Offering.

An adjustment made pursuant to this Section 5(b)(4) shall be made on the next Business Day following the date on which any such issuance or sale is made and shall be effective retroactively to the close of business on the date of such issuance or sale.

For the purpose of making any adjustment required under this Section 5(b)(4), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be computed as: (A) to the extent it consists of cash, the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, the fair value of that property as determined in good faith by the Board of Directors; provided, however, that to the extent the Board of Directors determines the fair value of property other than cash is equal to or exceeds $1,000,000, then the Company shall have such property appraised by a qualified independent appraiser, whose valuation shall conclusively determine the value, and (C) if shares of Common Stock, Convertible Securities or rights or options to purchase either shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such shares of Common Stock, Convertible Securities or rights or options.

For the purpose of the adjustment required under this Section 5(b)(4), if the Company issues or sells (x) Preferred Shares or other stock, options, warrants, purchase rights or other securities convertible into, shares of Common Stock other than Excluded Shares (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of shares of Common Stock or Convertible Securities (other than Excluded Shares) and if the Effective Price of such shares of Common Stock is less than the Conversion Price, the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus: (A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and (B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of anti-dilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of anti-dilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

If any option or warrant expires or is cancelled without having been exercised, then, for the purposes of the adjustments set forth above, such option or warrant shall have been deemed not to have been issued and the Conversion Price shall be adjusted accordingly. No holder of Common Stock which was previously issued upon conversion of Series A Preferred Shares shall have any obligation to redeem or cancel any such shares of Common Stock as a result of the operation of this paragraph.

(5) Anything herein to the contrary notwithstanding, no adjustment will be made to the Conversion Price by reason of the issuance of Common Stock upon the conversion of Series A Preferred Shares or the exercise of any such rights or options.

(6) Other Events. If any event occurs of the type contemplated by the foregoing provisions of this Section 5(b) but not expressly provided for by such provisions, then the Board of Directors will make an appropriate adjustment to the Conversion Price so as to maintain the conversion rights of the holders of the Series A Preferred Stock; provided, however, that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 5.

(7) Notice of Adjustment to Exercise Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5(b), the Company shall promptly deliver to the record holders of Series A Preferred Stock a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(c) Exercise of Optional Conversion Right.

(1) In order for a holder of Series A Preferred Stock to exercise the Optional Conversion Right during the Series A Conversion Period, such holder must (A) submit a copy of a fully executed notice of conversion, substantially in the form attached hereto as Annex A and (B) surrender the certificate or certificates evidencing such holder’s Series A Preferred Stock (to the extent they were issued in certificated form) to be converted and duly endorsed in a form satisfactory to the Company, at the office of the Company.

(2) Series A Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day (the “Optional Conversion Date”) of surrender of such shares of Series A Preferred Stock for conversion in accordance with the foregoing provisions. Upon the conversion of the Series A Preferred Stock, the shares of Series A Preferred Stock so converted shall not be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever and shall constitute only the right to receive such number of shares of Common Stock as may be issuable upon such conversion. As promptly as practicable on or after the Optional Conversion Date, the Company shall issue and shall deliver a certificate or certificates for the number of full shares of Common Stock issuable upon conversion or such shares shall be issued in book-entry form and deposited at an account in the name of the holder of record maintained at the Company’s transfer agent.

(3) In the case of any certificate evidencing Series A Preferred Stock which is converted in part only, upon such conversion the Company shall execute and deliver a new certificate representing an aggregate number of shares of Series A Preferred Stock equal to the unconverted portion of such certificate.

(4) Notwithstanding anything to the contrary contained herein, no fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock pursuant to the Optional Conversion Right, and the number of shares of Common Stock issuable upon conversion will be rounded down to avoid issuance of fractional shares.

(d) Cancellation of Converted Series A Preferred Stock. All shares of Series A Preferred Stock delivered for conversion shall be delivered to the Company to be canceled.

(e) Legal Method of Conversion. Any conversion of Series A Preferred Stock to shares of Common Stock may be effected by way of variation of rights, share repurchase and issue, share consolidation, share subdivision and/or any other manner permitted by applicable law.

(f) Reservation of Stock Issuable Upon Conversion. The Company shall at all times after the Original Issue Date, reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles of Incorporation of the Company.

Section 6. Rank.

The Series A Preferred Stock shall be deemed to rank:

(a) Senior. Senior to (i) all classes of Common Stock and (ii) any other class or series of capital stock established after the Original Issue Date by the Board of Directors, the terms of which class or series do not expressly provide that it is made senior to or on parity with the Series A Preferred Stock as to dividend distributions and distributions upon any Liquidation Event (collectively referred to with the Common Stock as “Junior Stock”);

(b) Parity. On parity with any class or series of capital stock established after the Original Issue Date by the Board of Directors, the terms of which class or series are not expressly subordinated or senior to the Series A Preferred Stock as to dividend distributions and distributions upon any Liquidation Event (collectively referred to as “Parity Stock”); and

(c) Junior. Junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us and to any class or series of capital stock established after the Original Issue Date by the Board of Directors, the terms of which class or series expressly provide that it ranks senior to the Series A Preferred Stock as to dividend distributions and distributions upon any Liquidation Event (such classes or series of capital stock, referred to as “Senior Stock”).

The Company may issue Junior Stock and, subject to Section (4)(c)(2) of this Statement of Designation, Parity Stock from time to time in one or more series without the consent of the holders of the Series A Preferred Stock. The Board of Directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such Preferred Stock before the issuance of any shares of that series. The Board of Directors shall also determine the number of shares constituting each such series of securities.

Section 7. Certain Definitions. The following terms shall have the following respective meanings herein:

“Aggregate Consideration” has the meaning set forth in Section 5(b)(4) of this Statement of Designation.

“Articles of Incorporation” means the amended and restated articles of incorporation of the Company as they may be amended from time to time in a manner consistent with this Statement of Designation, and shall include this Statement of Designation.

“BCA” has the meaning set forth in the recitals of this Statement of Designation.

“Business Day” means any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Change of Control” means the following events have occurred and are continuing:

(1) the acquisition by any “person” or “group” (within the meaning of Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of the Company’s shares entitling that person or group to exercise more than 50% of the total voting power of all of the Company’s shares entitled to vote generally in elections of directors (except that such person or group will be deemed to have beneficial ownership of all securities that such person or group has the right to acquire, whether such right is currently exercisable or is exercisable only upon the passage of time or occurrence of a subsequent condition); and

(2) following the closing of any transaction referred to in the above bullet point, neither the Company nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (“NYSE”), the NYSE American or the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market (collectively, “NASDAQ”) or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or the NASDAQ.

“Conversion Price” means 150% of the Initial VWAP, subject to adjustment as contemplated in Section 5(b) hereof.

“Conversion Rights” has the meaning set forth in Section 5.

“Convertible Securities” has the meaning set forth in Section 5(b)(4) of this Statement of Designation.

“Dividend Amount” has the meaning set forth in Section 3(a).

“Dividend Payment Date” means each January 15, April 15, July 15 and October 15 of each year, commencing October 15, 2023.

“Dividend Rate” means a rate equal to 5.00% per annum of the Stated Series A Liquidation Preference per Series A Preferred Share.

“Effective Price” of shares of Common Stock shall mean the quotient determined by dividing the total number of shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under Section 5(b)(4) hereof, into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under Section 5(b)(4) hereof, for such shares of Common Stock. In the event that the number of shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

“Excluded Shares” means any shares of Common Stock issued or issuable by the Company: (A) to directors, officers, employees and consultants under any stock incentive plan or similar plan or arrangement approved by the Board of Directors; (B) in respect of a conversion of the Series A Preferred Stock in accordance herewith; (C) pursuant to a stock split, stock dividend, reorganization or recapitalization applicable to all of the shares of Common Stock of the Company; (D) as consideration for an acquisition, merger or similar strategic transaction, or (E) pursuant to a transaction that the Initial Holder agrees shall be deemed to be an issuance of Excluded Shares.

“Fair Market Value” means the Ten-Day VWAP of the Common Stock (as adjusted to take into account any offering expenses, such as underwriting discounts and expenses (but not including discounts to the VWAP), that are customary for the type of offering being conducted by the Company).

“Dividend Period” means a period of time commencing on and including a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date) and ending on and including the calendar day next preceding the next Dividend Payment Date.

“Initial Holder” means Imperial Petroleum Inc. and/or its Affiliates.

“Initial VWAP” means the volume weighted average price per share of Common Stock over the five consecutive Trading Day period commencing on and including the Original Issue Date.

“Junior Stock” has the meaning set forth in Section 6(a).

“Liquidation Event” means the occurrence of a (1) liquidation, dissolution, winding up of the affairs of the Company, whether voluntary or involuntary, (2) the consolidation or merger of the Company with or into any other Person, individually or in a series of transactions, (3) the sale, lease or conveyance of all or substantially all of the Company’s consolidated assets or (4) Change of Control.

“Optional Conversion Date” has the meaning set forth in Section 5(c)(2).

“Optional Conversion Right” has the meaning set forth in Section 5(a).

“Original Issuance Date” means the date on which any Series A Preferred Stock is first issued, on or about_____, 2023.

“Parity Stock” has the meaning set forth in Section 6(b).

“Paying Agent” means the Company, acting in its capacity as paying agent for the Series A Preferred Stock, and its respective successors and assigns or any other payment agent appointed by the Company.

“Person” means a legal person, including any individual, company, estate, partnership, joint venture, association, joint-stock company limited liability company, trust or entity.

“Record Date” has the meaning set forth in Section 3(b).

“Registered Offering” shall mean a primary offer and sale of securities of the Company registered under the Securities Act of 1933, as amended.

“Senior Stock” has the meaning set forth in Section 6(c).

“Series A Conversion Period” has the meaning set forth in Section 5(a).

“Series A Liquidation Preference” means a liquidation preference for each share of Series A Preferred Stock initially equal to $25.00 per share, which liquidation preference shall be subject to (a) increase by the per share amount of any accumulated and unpaid dividends thereon to the date fixed for payment of such amount (whether or not such dividends shall have been declared) and (b) decrease upon a distribution in connection with a Liquidation Event described in Section 2 of this Statement of Designation which does not result in payment in full of the liquidation preference of such share of Series A Preferred Stock.

“Stated Series A Liquidation Preference” means an amount equal to $25.00 per share of Series A Preferred Stock.

“Stock Dividend Shares” shall mean shares of Series A Preferred Stock issued to Holders in lieu of cash dividends in accordance with this Statement of Designation.

“Stock Dividend Share Amount” has the meaning set forth in Section 3(a).

“Ten-Day VWAP” means as applicable: (i) the volume weighted average price per Common Share as reported by Bloomberg and calculated during regular trading hours over the 10 consecutive Trading Day period expiring on the Trading Day immediately prior to the date of, in the case of a conversion in accordance with Section 5, delivery of a Conversion Notice in accordance with Section 5(c) or, in the case of determining the Stock Dividend Share Amount in accordance with Section 3(a), the date prior to the Record Date relating to such Dividend Payment Date or (ii) if the Common Stock are not then listed or traded on a United States securities exchange or trading market and if prices for the Common Stock are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of Common Stock so reported.

“Trading Day” means any day on which the principal United States securities exchange or trading market where the Common Stock is then listed or traded is open for business

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Company and the transfer agent for the Series A Preferred Stock may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Company nor such transfer agent shall be affected by any notice to the contrary.

Section 9. Transferability. Notwithstanding anything to the contrary in this Statement of Designation, holders of Series A Preferred Stock shall not Transfer (as defined below) the Series A Preferred Stock to any person or entity. Any purported Transfer of the Series A Preferred Stock shall be null and void and shall have no force or effect. “Transfer” shall mean directly or indirectly (i) any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of Series A Preferred Stock or (ii) any change in the record or beneficial ownership of the Series A Preferred Stock after the date of their issuance, in each case that is not approved in advance by the Board of Directors; and provided, however, that notwithstanding anything to the contrary in this Statement of Designation under no circumstances may more than one person or entity, at any time, be a record holder of any Series A Preferred Stock, and all issued and outstanding Series A Preferred Stock must be held of record by one holder.

Section 10. Other Rights. The shares of Series A Preferred Stock will not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation of the Company. The holders of Series A Preferred Stock shall not have any preemptive rights.

Section 11. Certificates. The Company may at its option issue shares of Series A Preferred Stock without certificates.

Section 12. Reacquired Shares. Any shares of Series A Preferred Stock that are converted, purchased or otherwise acquired by the Company shall be cancelled and shall revert to authorized but unissued preferred shares undesignated as to series and may be reissued as part of a new series of preferred shares to be created by resolution or resolutions of the Board of Directors, subject to the conditions set forth in the Articles of Incorporation of the Company.

Section 13. Fractional Shares. The Company shall have the authority to issue fractional shares of this series.

Section 14. Notices. All notices or communications in respect of this Series will be sufficiently given if given in writing and delivered via overnight courier, facsimile or email to each holder at its last address as it shall appear on the books and records of the Company, or if given in such other manner as may be permitted in this Statement of Designations, in the Articles or Bylaws or by applicable law.

[Remainder of page intentionally left blank. Signature page to follow.]

IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm that this Statement of Designation is the act and deed of the Company and that the facts herein stated are true, and accordingly has hereunto set his hand this ___ day of ____, 2023.

C3IS INC.

By:
Name:
Title:

ANNEX A

FORM OF

NOTICE TO EXERCISE CONVERSION RIGHT

Reference is made to the Statement of Designation of 5.00% Series A Cumulative Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”) of C3is Inc. (the “Statement of Designation”). In accordance with and pursuant to the Statement of Designation, the undersigned hereby elects to convert the number of shares of Series A Preferred Stock indicated below into shares of the Company’s Common Stock (the “Common Stock”), by tendering the stock certificate(s), if applicable, representing such shares of Series A Preferred Stock specified below as of the date specified below.

Date:

Date of Conversion (not less than three Business Days after the date of this notice):

Number of Series A Preferred Shares to be

Converted:

Conversion Price:

Number of Shares of Common Stock to be

Issued:

Please issue the share of Common Stock in accordance with the terms of the Statement of Designation as follows:

☐ Deposit/Withdrawal At Custodian (“DWAC”) system; or

☐ Physical Certificate

Issue to:

Address (for physical certificate):

E-mail:

DTC Participant Number and Name (if through DWAC):

Account Number (if through DWAC):

Name

Address